Exhibit 99.1

Pingtan Marine Enterprise Declares Quarterly Cash Dividend For the Second Quarter 2017

Pingtan Marine Enterprise Declares Quarterly Cash Dividend For the Second Quarter 2017

FUZHOU, China, April 13, 2017 /PRNewswire/ -- Pingtan Marine Enterprise Ltd. (Nasdaq: PME), ("Pingtan," or the "Company") a global fishing company based in the People's Republic of China (PRC), today announced that the Company has declared a quarterly cash dividend of $0.01 per share of common stock outstanding, payable in cash on or about May 15, 2017 to shareholders of record on April 30, 2017. This marks the tenth consecutive quarterly dividend paid by Pingtan. The Company intends to continue paying a cash dividend on a quarterly basis, and expects to adjust its quarterly dividend rate in accordance with its earnings performance.

About Pingtan

Pingtan is a global fishing company engaging in ocean fishing through its subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934, including statements about the Company's expectation that it currently intends to continue paying dividends on a quarterly basis. Although forward-looking statements reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Risks include anticipated growth and growth strategies; need for additional capital and the availability of financing; our ability to successfully manage relationships with customers, distributors and other important relationships; technological changes; competition; demand for our products and services; the deterioration of general economic conditions, whether internationally, nationally or in the local markets in which we operate; operational, mechanical, climatic or other unanticipated issues that adversely affect the production capacity of the Company's fishing vessels and their ability to generate expected annual revenue and net income; legislative or regulatory changes that may adversely affect our business; and other risk factors contained in Pingtan's SEC filings available at www.sec.gov, including Pingtan's most recent Annual Report on Form10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

CONTACT:

Roy Yu

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

ryu@ptmarine.net

INVESTOR RELATIONS:

The Equity Group Inc.

Adam Prior, Senior Vice President

Tel: (212) 836-9606

aprior@equityny.com

In China

Katherine Yao, Senior Associate

Tel: +86 10 6587 6435

kyao@equityny.com

To view the original version on PR Newswire, visit:http://www.prnewswire.com/news-releases/pingtan-marine-enterprise-declares-quarterly-cash-dividend-for-the-second-quarter-2017-300439252.html